Exhibit 99.1

NYSE:(RPT)

RAMCO-GERSHENSON PROPERTIES TRUST COMPLETES $75 MILLION PRIVATE PLACEMENT OF SENIOR UNSECURED NOTES

FARMINGTON HILLS, Michigan, Dec. 07, 2016 - Ramco-Gershenson Properties Trust (NYSE:RPT) (the Company) announced today that it completed the sale of $75 million of senior unsecured notes in a private placement on November 30, 2016. The notes have a 12-year term and are priced at a fixed interest rate of 3.64%.

“The successful closing of this financing further strengthens the Company’s balance sheet, extending our average debt maturity to 7.0 years,” said Geoff Bedrosian, Chief Financial Officer. “We used the financing proceeds along with proceeds from asset sales completed during the third quarter and borrowings under our line of credit to pay off mortgages on River City Marketplace and Crofton Centre, eliminating all debt maturities through 2017.”

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST:

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan. The Company's business is the ownership and management of large, multi-anchor shopping centers primarily in a number of the largest metropolitan markets in the central United States. At September 30, 2016, the Company owned interests in and managed a portfolio of 66 shopping centers with approximately 14.8 million square feet of gross leasable area. At September 30, 2016, the Company's consolidated operating portfolio was 94.2% leased. For additional information about the Company please visit www.rgpt.com or follow Ramco-Gershenson on Twitter @RamcoGershenson and facebook.com/ramcogershenson/.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:
Dawn L. Hendershot, Vice President of Investor Relations and Corporate Communications
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202